EXHIBIT 99.1

FOR IMMEDIATE RELEASE     AUGUST 7, 2007

TANDY LEATHER FACTORY REPORTS 2ND QUARTER 2007 EPS OF $0.04

FORT WORTH, TEXAS - Tandy Leather Factory, Inc. (AMEX: TLF) today reported financial results for the second quarter of 2007. Consolidated net income for the quarter ended June 30, 2007 was $397,000 compared to consolidated net income of $1,132,000 for the second quarter of 2006. Fully diluted earnings per share for the quarter was $0.04, compared to $0.10 in the second quarter of last year. Total sales for the quarter ended June 30, 2007 were $13.4 million, the same as the second quarter last year.

Consolidated sales for the six months ended June 30, 2007 were $27.9 million, virtually the same as the 2006 first half total sales of $27.8 million. Consolidated net income for the first half of 2007 was $1.7 million or $0.16 per fully-diluted share versus $2.5 million or $0.22 per fully-diluted share in the comparable period last year.

Sales in the Retail Leathercraft segment, which consists of the Tandy Leather stores, increased $646,000 in the second quarter, a 12% improvement over last year's second quarter. Sixty-eight stores comprised the Tandy Leather's retail operations on June 30, 2007, compared to sixty-one retail stores a year ago. Two stores were added in the second quarter of 2007 bringing the total number of new stores added in 2007 to six as of the end of the quarter. For the first six months of 2007, Tandy Leather sales increased $1.3 million, or 13%, over the first six months of 2006. Second quarter sales for the Wholesale Leathercraft segment, which consists of the Leather Factory wholesale centers and national account group, decreased $395,000 over the same quarter last year, a 5% decline. For the first six months of 2007, Wholesale Leathercraft’s sales were down $675,000, or 4%, over the same period in 2006.

Consolidated gross profit margin for the current quarter was 57.5%, improving slightly from 57.2% for the second quarter of 2006. For the first two quarters, consolidated gross profit margin for the current year was 58.4%, improving over last year's gross profit margin of 56.6%. Consolidated operating expenses rose $1 million in the current quarter and $1.6 million for the first six months over the same periods a year ago. Personnel costs, advertising and marketing expenses, and legal and professional fees are the primary drivers of the increases. Consolidated operating margins declined for the quarter and year to 5.3% and 9.5%, respectively, compared to 12.7% and 13.4% a year ago.

Ron Morgan, Chief Executive Officer and President, commented, “I don’t have anything positive to say about the second quarter except that it’s over. We knew our sales were flat and we did a poor job of managing expenses. The costs of store openings account for only a small portion of the increase in expenses. We spent more on advertising and marketing expenses in an attempt to boost sales - probably tried too hard. More significant is the fact that our employee headcount is up and most of the increase is in our central warehouse and factory, not in the store system. That concerns me as our goal is to keep expenses as lean as possible to maximize earnings at the store level.”

Chief Financial Officer, Shannon Greene, added, “I echo Ron’s comments. Except for a minimal improvement in gross profit margins, I can’t find anything positive about our second quarter results. I’m not too concerned about the advertising expenses. Those efforts will pay dividends down the road. Besides our personnel costs, our legal and professional expenses are up in the 2nd quarter due to the negotiations on our recent real estate purchase, as well as some trademark and copyright enforcement actions we’ve taken. Regardless, the bottom line is we performed miserably in the second quarter.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 70 Tandy Leather retail stores, located in 33 states and 5 Canadian provinces, and Mid-Continent Leather Sales, one store located in Oklahoma. Its common stock trades on the American Stock Exchange with the symbol "TLF".

Contact:	Ron Morgan, CEO, Tandy Leather Factory, Inc.	817/496-4414
	Shannon L. Greene, CFO, Tandy Leather Factory, Inc.	sgreene@tandyleather.com

This news release may contain forward-looking statements. All forward-looking statements made here or in other news releases issued by Tandy Leather Factory, Inc. are based on current expectations as of the date of the release. These forward-looking statements involve risks and uncertainties that could cause the results of Tandy Leather Factory, Inc. to differ materially from management’s current expectations. Many of these risks and uncertainties are detailed from time to time in TLF’s reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Investors are reminded that past performance may not be predictive of future results.

Selected financial data:
	Quarter Ended 06/30/07		Quarter Ended 06/30/06
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$7,176,153	$411,368	$7,571,541	$1,245,696
Retail Leathercraft	5,842,198	265,964	5,196,198	464,538
Other	358,636	27,019	625,343	(11,483)
Total Operations	$13,376,987	$704,351	$13,393,082	$1,698,751

	Six Months Ended 06/30/07		Six Months Ended 06/30/06
	Sales	Operating Income	Sales	Operating Income
Wholesale Leathercraft	$15,116,639	1,757,571	$15,791,938	$2,764,714
Retail Leathercraft	12,096,416	819,712	10,737,280	960,362
Other	671,737	81,848	1,277,513	15,463
Total Operations	$27,884,792	$2,659,131	$27,806,731	$3,740,539

Wholesale Leathercraft	Quarter Ended 06/30/07		Quarter Ended 06/30/06
	# of stores	Sales	# of stores	Sales
Same store sales	29	$6,112,589	29	$6,441,428
New store sales	1	203,874	-	-
National account group	n/a	859,690	n/a	1,130,113
Total Sales - Wholesale Leathercraft		$7,176,153		$7,571,541

Wholesale Leathercraft	Six Months Ended 06/30/07		Six Months Ended 06/30/06
	# of stores	Sales	# of stores	Sales
Same store sales	29	$12,737,194	29	$13,553,728
New store sales	1	389,137	-	-
National account group	n/a	1,990,308	n/a	2,238,210
Total Sales - Wholesale Leathercraft		$15,116,639		$15,791,938

Retail Leathercraft	Quarter Ended 06/30/07		Quarter Ended 06/30/06
	# of stores	Sales	# of stores	Sales
Same store sales	56	$5,318,712	56	$5,085,747
New store sales	12	523,486	5	110,451
Total Sales - Retail Leathercraft	68	$5,842,198	61	$5,196,198

Retail Leathercraft	Six Months Ended 06/30/07		Six Months Ended 06/30/06
	# of stores	Sales	# of stores	Sales
Same store sales	53	$10,711,743	53	$10,442,131
New store sales	15	1,384,673	8	295,149
Total Sales - Retail Leathercraft	68	$12,096,416	61	$10,737,280

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	THREE MONTHS		SIX MONTHS
	2007	2006	2007	2006
NET SALES	$13,376,987	$13,393,082	$27,884,792	$27,806,731
COST OF SALES	5,691,397	5,670,782	11,601,249	11,970,297
Gross Profit	7,685,590	7,722,300	16,283,543	15,836,434

OPERATING EXPENSES	6,981,239	6,023,549	13,624,412	12,095,895
INCOME FROM OPERATIONS	704,351	1,698,751	2,659,131	3,740,539

Interest expense	-	-	-	-
Other, net	(27,522)	(29,421)	(76,514)	(47,530)
Total other expense	(27,522)	(29,421)	(76,514)	(47,530)

INCOME BEFORE INCOME TAXES	731,873	1,728,172	2,735,645	3,788,069
PROVISION FOR INCOME TAXES	335,181	595,678	992,603	1,309,313
NET INCOME	$396,692	$1,132,494	$1,743,042	$2,478,756
NET INCOME PER COMMON SHARE - BASIC	$0.04	$0.10	$0.16	$0.23
NET INCOME PER COMMON SHARE - DILUTED	$0.04	$0.10	$0.16	$0.22

Weighted Average Number of Shares Outstanding:
Basic	10,915,061	10,790,661	10,904,270	10,773,772
Diluted	11,114,466	11,112,475	11,132,257	11,107,692

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS
	06/30/07 (unaudited)	12/31/06
Cash	$3,720,098	6,739,891
Accounts receivable, net of allowance for doubtful accounts	2,978,801	2,599,279
Inventory	20,179,588	17,169,358
Prepaid income taxes	487,096	-
Deferred income taxes	297,306	266,018
Other current assets	1,098,695	1,089,258
Total current assets	28,761,584	27,863,804
Property and equipment, net	1,997,605	1,876,605
Goodwill and other intangibles, net	1,398,339	1,106,815
Other assets	1,184,970	1,069,411
	$33,342,498	$31,916,635

Accounts payable	$1,963,588	$1,776,646
Accrued expenses and other liabilities	2,789,484	3,424,010
Income taxes payable	-	59,392
Current maturities of capital lease obligations and long-term debt	44,689	111,723
Total current liabilities	4,797,761	5,371,771
Deferred income taxes	252,848	221,621
Capital lease obligations and long-term debt, net of current maturities	-	-
Total Liabilities	5,050,609	5,593,392

Common stock	26,306	26,124
Paid-in capital	5,362,620	5,292,591
Retained earnings	22,692,584	20,949,540
Treasury stock	(25,487)	(25,487)
Accumulated other comprehensive loss	235,866	80,475
Total Stockholders' Equity	28,291,889	26,323,243
	$33,342,498	$31,916,635

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,743,042	$2,478,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	306,214	191,481
Gain on disposal of assets	-	(1,750)
Non-cash stock-based compensation	15,250	44,960
Deferred income taxes	(61)	27,067
Other	72,251	37,337
Net changes in assets and liabilities:
Accounts receivable-trade, net	(323,170)	(555,007)
Inventory	(2,660,008)	(1,251,365)
Income taxes	(546,488)	(87,213)
Other current assets	(25,420)	(207,521)
Accounts payable	138,298	1,175,499
Accrued expenses and other liabilities	(634,526)	702,086
Total adjustments	(3,657,660)	75,575
Net cash provided by operating activities	(1,914,618)	2,554,330

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(352,880)	(229,775)
Payments in connection with businesses acquired	(650,000)	-
Proceeds from sale of assets	25,339	1,750
Increase in other assets	(115,560)	(24,966)
Net cash used in investing activities	(1,093,101)	(252,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in revolving credit loans	-	-
Payments on notes payable and long-term debt	(67,034)	(67,033)
Proceeds from issuance of common stock	54,960	72,435
Net cash used in financing activities	(12,074)	5,402

NET CHANGE IN CASH	(3,019,793)	2,306,741
CASH, beginning of period	6,739,891	3,215,727

CASH, end of period	$3,720,098	$5,522,468

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	-	-
Income taxes paid during the period, net of (refunds)	$1,548,067	$1,285,653